Exhibit 99.1

STAAR Surgical Reports Third Quarter Results

~Total Sales Increase to $18.2M from $17.1M in Q3 2013; Up 9% on Constant Currency Basis~

~ Visian® ICL™ Sales of $10.6 Million versus $10.7 Million in Q3 2013 ~

~ IOL Sales Growth of 8.3%; Up 13% on Constant Currency Basis~

~ GAAP Net Loss of $0.07 per Share, Non-GAAP Breakeven~

~Visian ICL with CentraFLOW® Gains Marketing Approval in China~

MONROVIA, CA, October 30, 2014---STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and delivery systems for the eye today reported revenue for the third quarter ended October 3, 2014 of $18.2 million, a 6.3% increase over $17.1 million reported for the third quarter of 2013. The results included quarterly sales of $10.6 million of the Company’s Visian ICL product portfolio, $5.8 million of its IOL products and $1.8 million of its lower margin Other Product sales. The effect of foreign currency exchange reduced sales by $0.4 million during the quarter. On a constant currency basis, revenues grew 9% during the third quarter of 2014 compared to the third quarter of 2013.

“The third quarter revenue results offer both disappointing and promising news with Visian ICL revenue basically flat while IOL and Other Product sales reflect strong top line growth,” said Barry G. Caldwell, President & CEO. “Data from major centers in Korea report a decline in all refractive surgery of more than 50% during the quarter largely driven by quite negative media coverage on LASIK complications. The out the door demand to our distributor in Korea was down 40% and as a result ICL orders to us declined approximately $900,000, or 45% as compared to the third quarter of last year. We are taking action with our distributor to combat this negative coverage with an aggressive direct to consumer campaign planned to begin in December. We also have yet to see a rebound in the refractive market in Japan which was under downward pressure all of last year as well.”

1

“Excluding Korea and Japan, ICL sales globally increased 12% over the third quarter of last year,” Mr. Caldwell continued. “Led by a 27% increase in China, we grew ICL revenue in 8 of our 12 focus markets. We received news of the final marketing approval for the ICL with CentraFLOW in China yesterday which should help increase our momentum in this market. The final step necessary to ship product is the Approval Certification which is normally issued within 10 working days. In addition, the development of our Visian ICL pipeline continued to advance during the quarter.”

“We continued to gain momentum during the quarter in the IOL market. IOL revenue increased by 8% during the quarter as reported, and 13% in constant currency, which was driven by a 13% increase in unit sales. This growth was driven by our KS-IOL products in the European and Japanese markets as we continue to benefit from positive market acceptance and an increased supply of this product. Japan IOL revenue increased by 7%, 16% in constant currency, while European IOL revenue increased 45%. The lack of backorders allows us to more actively promote IOLs in current markets. We remain confident about supply into 2015, which should help to drive additional growth in both existing and new markets.” added Mr. Caldwell.

Gross profit margin for the quarter was 65.3% compared to 70.5% in the third quarter of 2013. Several factors drove the gross margin comparison, at least one of which is expected to continue through calendar 2015. First, higher distribution costs and increased inventory reserves impacted margins by approximately 200 basis points; higher ICL unit costs negatively impacted gross margin by 160 basis points; and preloaded acrylic mix was an approximate 90 basis point negative impact on gross margin. Finally, a greater proportion of lower-margin IOL injector sales to a third party impacted gross margin by approximately 160 basis points. These IOL injector sales are included on the Other Product sales line which was approximately 9.8% of sales in the third quarter of 2014 compared with 6.2% in the year ago period. The Company anticipates this trend continuing to be a gross margin headwind into 2015 as IOL injector sales are expected to increase. A positive impact on gross margin during the third quarter was the combination of higher average selling prices on ICLs and IOL unit cost reductions, which positively impacted gross margin by approximately 85 basis points.

Operating expenses for the quarter were $13.4 million, up 13% from $11.9 million in the prior year. This includes a $1.5 million increase in R&D expenses and a $1.5 million increase in selling and marketing expenses, which was partially offset by a $0.9 million decrease in G&A due to lower bonus accruals. Increased R&D expenses were driven by project costs on the V5 and V6a ICL models, and the ongoing cost of an increased number of regulatory approvals and responses in the U.S. and China, including approximately $600,000 of costs related to actions to address the FDA Warning Letter observations. Increased selling and marketing expenses were driven by the timing of ESCRS expenses that occurred in this year’s third quarter, but last year’s fourth quarter. Those expenses, reflecting the Company’s largest presence ever at this important meeting, were $1.2 million in the third quarter of 2014.

2

The Company recorded an income tax provision of $548,000 during the third quarter of 2014, compared to a benefit of $25,000 during the third quarter of 2013. The tax provision in the quarter was driven by the amount of profit generated outside the U.S. The income tax benefit recorded in the third quarter of 2013 is due to the release of $0.4 million valuation allowance.

The GAAP net loss for the third quarter of 2014 was $2.7 million or $0.07 on a per diluted share basis, compared with a net income of $525,000 or $0.01 on a per diluted share basis, in the third quarter of 2013. Adjusted net income (excluding manufacturing consolidation expenses for the year ago quarter, gain (loss) on foreign currency transactions, fair value adjustment of warrants, stock-based compensation expense and FDA panel and remediation expenses) for the quarter ended October 3, 2014 was $0.09 million, or $0.00 per share versus adjusted net income for the year ago quarter of $1.7 million, or $0.04 per diluted share. The reconciliation between GAAP and non-GAAP financial matters is provided with financial tables included with this release.

Cash and cash equivalents at October 3, 2014 totaled $18.4 million. During the quarter, the Company used $0.4 million in cash for operating activities.

Recent Visian Implantable Collamer® Lens (ICL) Highlights.

•	Over 80,000 Visian ICLs with the CentraFLOW technology have been successfully implanted since introduction. ICLs with CentraFLOW represented 57% of all ICLs shipped during the quarter.

•	According to Market Scope China is the largest refractive market with an estimated 875,000 refractive procedures in 2013. The Visian ICL has grown 20% year to date in the market and has the highest ICL sales of any market this year though still only about a 2% share of the total refractive market. With the approval of the ICL with CentraFLOW the opportunity to grow share should increase as has been seen in other markets.

•	Visian ICLs represented 58.5% of total sales, compared to 62.7% of sales in Q3 2013.

•	Total ICL sales decreased 1% globally during the third quarter, driven by the 45% decrease in Korea due to pressure on refractive procedures largely generated by media coverage of LASIK complications. The Japan refractive market also continues to be under negative pressure.

•	ICL sales outside of Korea and Japan increased 12% during the quarter as growth was seen in 8 of the 10 other focus markets.

•	Average selling price increased 2% driven by mix and new product introductions, but volume was down 3%.

•	First surgeries began in Europe with the Preloaded ICL System during October with leading refractive surgeons. The purpose of these demonstrations is to capture key learnings important for the launch of the new technology to the broader market. The Company is working through the challenge to manufacture this new technology in quantities large enough for the broader release.

3

Regional ICL Updates

Europe, Middle East, Africa (EMEA)

•	In the third quarter, Visian ICL revenues grew by 11% while procedures increased 12% and average selling price decreased 1%.

•	Revenues in Europe during the quarter increased 12% and ICL procedures grew 12%. 2014 results reflect the second full year that Europe has had the CentraFLOW technology.

•	Spain increased revenue by 19% and procedures 18%.

•	France increased revenue by 18% and procedures 22%.

•	Italy and the U.K. grew at higher rates on a smaller base.

•	Germany revenue decreased by 14% and procedures 9%.

•	The Middle East, where the Visian ICL with CentraFLOW was introduced last year, grew 24% in revenues and 30% in procedures.

•	Latin America declined 15% in revenue and 16% in procedures after a 21% rate of revenue growth during the first half of the year.

Asia Pacific (APAC)

•	APAC revenue decreased 8% while ICL procedures decreased 10% and average selling price increased 3%. Korea ICL revenue decreased 45% during the quarter while procedures decreased 47%.

•	China ICL revenue grew 27% during the quarter while procedures increased 28%.

•	ICL revenue increased 9% in India driven by the ICL with CentraFLOW technology.

•	ICL revenue in Japan declined 30% while procedures declined 29% as refractive procedures in this market continued to experience downward pressure.

North America (NA)

•	NA ICL revenue decreased 1% while units decreased 4%. Average selling price grew 2% during the quarter.

•	Third quarter ICL revenue in the U.S. grew 2% on flat procedure growth.

Quarterly Intraocular Lens (IOL) Highlights

•	Third quarter IOL sales were $5.8 million, an 8% increase (+13% in constant currency) from $5.3 million in the third quarter of 2013 while units increased 13%. This was driven by increased market acceptance and supply of the KS-IOL Preloaded Acrylic product.

4

•	Sales in Japan represented 51% of the Company’s total IOL sales, and increased 7.4% during the quarter (+16% in constant currency). IOL unit sales increased by 14% during the quarter.

•	IOL sales in Europe, which represented 18% of total IOL sales, increased by 45% and 41% in units during the quarter due to the increased supply of the Preloaded Acrylic KS-IOLs.

•	IOL sales in the U.S. declined by 6% while IOLs in the rest of the world declined by 1% during the quarter.

Other Operational Highlights and Upcoming Milestones

•	The Company continues to work diligently to resolve observations issued in a Warning Letter which followed a GMP inspection at the Monrovia facility. The Company has submitted a total of eight responses to the FDA with data, which includes the Company’s initial response, six monthly progress reports and an October 15 response regarding the current process for surgeon selection of the approved ICL in the U.S.

•	In China, the Company previously reported a successful Experts Panel Meeting on the ICL with CentraFLOW technology in China on May 15th. On September 24th the CMDE issued a Technical Recommendation of Approval and on October 29th the Company learned that CFDA issued the Marketing Approval. The final step is the Approval Certification which should be issued within 10 working days. This is a necessary step for shipping product to the market.

•	With over 80,000 Visian ICL implants utilizing the CentraFLOW technology good clinical data is starting to emerge regarding the lower rate of cataract complications associated with the new technology. During the recent ESCRS meeting Dr. Alfonso from Spain presented data on over 1,000 ICL with CentraFLOW implants with two years of follow up showing no incidence of cataract. His work will be presented in an upcoming issue of the Journal of Cataract and Refractive Surgery, a peer reviewed publication. At the AAO earlier this month Dr. Mertens from Belgium presented data on nearly 1,000 ICL with CentraFLOW implants with three years of follow up showing no incidence of cataract. The incidence of cataract formation with these two surgeons was 0.7% and 0.81%, respectively, with the previous ICL technology.

•	During the third quarter the Company provided additional information in response to communications with the FDA regarding the calculator software contained in the TICL submission. The TICL received a favorable panel recommendation from the Advisory Committee on March 14, 2014. The last response to the FDA on the TICL post-panel was submitted on September 26, 2014. The Company is waiting to learn the next steps of the process.

•	The confirmatory study for the V6a ICL technology is planned with surgeries by Dr. Robert Ang. The V6a ICL is designed to add a near-vision enhancement capability which would further differentiate the ICL from LASIK for myopic patients nearing the age of 40. The goal of the V6a ICL would be to delay the need for reading glasses. The technology combines the proven ICL platform with known optic designs and new intellectual property developed by the Company. Assuming the Confirmatory Study goes as planned, this new technology could gain CE Mark approval during 2015.

5

Conference Call

The Company will host a conference call and video webcast today at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss these results and recent corporate developments. The dial-in number for the conference call is 877-415-3177 for domestic participants and 857-244-7320 for international participants, both using the passcode 59045211. The Company will also be using slides to illustrate its third quarter results and operational progress. The slides and live video webcast with accompanying slides can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, both using passcode 77729383. An archived video webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance.

The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars. When preparing its financial statements in conformity with GAAP, the Company translates foreign currency sales and expenses denominated in Japanese yen to dollars at the weighted average of exchange rates in effect during the period. As a result, the Company's reported performance may be significantly affected by currency fluctuations. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

6

“Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, Spain distribution transition expenses, gain or loss on foreign currency transactions, the fair value adjustment of outstanding warrants issued in 2007, stock-based compensation expenses, and FDA panel and remediation expenses.

Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance: the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

We have excluded manufacturing consolidation from the third quarter of 2014, Spain distribution transition expenses, and FDA panel and remediation expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance. Expenses associated with the consolidation of the Company’s manufacturing operations to the U.S. were largely completed by the end of the second quarter of 2014 and the Spain distribution transition expenses were completed at the end of the first quarter of 2013.

We have excluded gains and losses on foreign currency transactions and the fair value adjustment of warrants because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. In calculating Adjusted Net Income STAAR excludes these expenses and the fair value adjustment of outstanding warrants because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

We have provided below a detailed reconciliation table, which is useful to investors in providing the context to understand our Adjusted Net Income and how it differs from Net Income calculated in accordance with GAAP.

7

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” More than 450,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 335 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash, effective tax rate or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; metrics for 2014; statements regarding new or improved products, including but not limited to, expectations for success of new or improved products in the U.S. or international markets or government approval of new or improved products (including the Toric ICL in the U.S.) or commercialization of new products; the nature, timing and likelihood of resolving issues cited in the FDA’s Warning Letter; future economic conditions or size of market opportunities; expected costs of quality system remediation efforts; expected costs and savings from business consolidation plans and the timetable for those plans; statements of belief, including as to achieving 2014 growth plans or metrics; expected regulatory activities and approvals, product launches, and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended January 3, 2014, under the caption “Risk Factors,” and also in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 4, 2014, under the caption “Risk Factors,” both of which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog or supply delays as we fully integrate our manufacturing facility consolidation; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new or improved products, or to require additional actions before approval (including but not limited to FDA requirements regarding the TICL and/or actions related to the FDA Warning Letter); unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new or improved product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive procedure market, negative media coverage in different regions regarding refractive procedures, and a general decline in the demand for refractive surgery particularly in the U.S. and the Asia Pacific region, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Brian Moore, 310-770-0389	Nicole Kruse, 212-850-6025
Doug Sherk, 415-652-9100

8

STAAR Surgical Company

Condensed Consolidated Balance Sheets

(in 000's)

Unaudited

	October 3,	January 3,
ASSETS	2014	2014

Current assets:
Cash and cash equivalents	$18,359	$22,954
Accounts receivable trade, net	11,666	10,731
Inventories, net	15,731	12,514
Prepaids, deposits, and other current assets	3,293	3,503
Deferred income taxes	361	373
Total current assets	49,410	50,075
Property, plant, and equipment, net	9,339	7,405
Intangible assets, net	1,033	1,380
Goodwill	1,786	1,786
Deferred income taxes	586	626
Other assets	640	659
Total assets	$62,794	$61,931

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$4,600	$4,750
Accounts payable	6,259	6,263
Deferred income taxes	738	739
Obligations under capital leases	419	288
Other current liabilities	4,989	6,372
Total current liabilities	17,005	18,412
Obligations under capital leases	538	141
Deferred income taxes	1,773	1,654
Asset retirement obligations	127	157
Pension liability	2,708	2,715
Total liabilities	22,151	23,079

Stockholders' equity:
Common stock	384	379
Additional paid-in capital	178,049	170,246
Accumulated other comprehensive income	119	282
Accumulated deficit	(137,909)	(132,055)
Total stockholders' equity	40,643	38,852
Total liabilities and stockholders' equity	$62,794	$61,931

9

STAAR Surgical Company

Condensed Consolidated Statements of Operations

(In 000's except for per share data)

Unaudited

	Three Months Ended						Nine Months Ended
	% of	October 3,	% of	September 27,	Fav (Unfav)		% of	October 3,	% of	September 27,	Fav (Unfav)
	Sales	2014	Sales	2013	Amount	%	Sales	2014	Sales	2013	Amount	%

Net sales	100.0%	$18,188	100.0%	$17,106	$1,082	6.3%	100.0%	$58,414	100.0%	$53,271	$5,143	9.7%

Cost of sales	34.7%	6,319	29.5%	5,047	(1,272)	-25.2%	32.5%	18,995	29.9%	15,939	(3,056)	-19.2%

Gross profit	65.3%	11,869	70.5%	12,059	(190)	-1.6%	67.5%	39,419	70.1%	37,332	2,087	5.6%

Selling, general and administrative expenses:
General and administrative	17.9%	3,250	24.2%	4,140	890	21.5%	23.9%	13,968	22.5%	12,021	(1,947)	-16.2%
Marketing and selling	38.6%	7,026	32.3%	5,527	(1,499)	-27.1%	34.6%	20,189	30.9%	16,471	(3,718)	-22.6%
Research and development	17.2%	3,137	9.8%	1,684	(1,453)	-86.3%	15.6%	9,118	8.9%	4,736	(4,382)	-92.5%
Medical device tax	0.1%	9	0.3%	45	36	-100.0%	0.1%	96	0.3%	149	53	-100.0%
Selling, general, and administrative expenses	73.8%	13,422	66.6%	11,396	(2,026)	-17.8%	74.2%	43,371	62.6%	33,377	(9,994)	-29.9%
Other general and administrative expenses	0.0%	-	2.9%	490	490	100.0%	0.6%	334	3.8%	2,004	1,670	83.3%

Total selling, general and administrative expenses	73.8%	13,422	69.5%	11,886	(1,536)	-12.9%	74.8%	43,705	66.4%	35,381	(8,324)	-23.5%

Operating income (loss)	-8.5%	(1,553)	1.0%	173	(1,726)	—	-7.3%	(4,286)	3.7%	1,951	(6,237)	-319.7%

Other income (expense):
Interest income	0.0%	7	0.0%	9	(2)	-22.2%	0.0%	26	0.0%	23	3	13.0%
Interest expense	-0.2%	(35)	-0.2%	(38)	3	7.9%	-0.2%	(102)	-0.2%	(134)	32	23.9%
Gain (loss) on foreign currency transactions	-3.5%	(628)	1.3%	226	(854)	-377.9%	-1.2%	(696)	-0.1%	(38)	(658)	—
Other income, net	0.3%	51	0.8%	130	(79)	-60.8%	0.6%	338	0.7%	360	(22)	-6.1%
Total other income (expense), net	-3.4%	(605)	1.9%	327	(932)	-285.0%	-0.8%	(434)	0.4%	211	(645)	-305.7%

Income before provision (benefit) for income taxes	-11.9%	(2,158)	2.9%	500	(2,658)	-531.6%	-8.1%	(4,720)	4.1%	2,162	(6,882)	-318.3%

Provision (benefit) for income taxes	3.0%	548	-0.1%	(25)	(573)	—	1.9%	1,134	1.7%	888	(246)	-27.7%

Net income (loss)	-14.9%	$(2,706)	3.0%	$525	$(3,231)	—	-10.0%	$(5,854)	2.4%	$1,274	$(7,128)	—

Net income (loss) per share - basic		$(0.07)		$0.01				$(0.15)		$0.03
Net income (loss) per share - diluted		$(0.07)		$0.01				$(0.15)		$0.03

Weighted average shares outstanding - basic		38,369		36,750				38,044		36,552
Weighted average shares outstanding - diluted		38,369		39,284				38,044		38,482

10

STAAR Surgical Company

Condensed Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Nine Months Ended
	October 3,	September 27,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(5,854)	$1,274
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	1,520	1,325
Amortization of intangibles	317	334
Deferred income taxes	161	(220)
Fair value adjustment of warrant	-	(27)
Loss on disposal of property and equipment	-	172
Stock-based compensation expense	4,736	2,924
Change in net pension liability	118	124
Accretion of asset retirement obligation	3	9
Other	-	157
Changes in working capital:
Accounts receivable	(1,064)	(1,423)
Inventories	(3,191)	(707)
Prepaids, deposits and other current assets	207	(614)
Accounts payable	(17)	(389)
Other current liabilities	(1,364)	489
Net cash (used in) provided by operating activities	(4,428)	3,428

Cash flows from investing activities:
Acquisition of property and equipment	(2,517)	(2,984)
Disposal of property and equipment	68	-
Net cash used in investing activities	(2,449)	(2,984)

Cash flows from financing activities:
Repayment of capital lease obligations	(372)	(675)
Proceeds from exercise of stock options	2,793	2,723
Net cash provided by financing activities	2,421	2,048

Effect of exchange rate changes on cash and cash equivalents	(139)	(816)

(Decrease) increase in cash and cash equivalents	(4,595)	1,676
Cash and cash equivalents, at beginning of the period	22,954	21,675
Cash and cash equivalents, at end of the period	$18,359	$23,351

11

STAAR Surgical Company

Global Sales

(in 000's)

Unaudited

	Three Months Ended					Nine Months Ended
		October 3,		September 27,	% Change		October 3,		September 27,	% Change
Geographic Sales		2014		2013	Fav (Unfav)		2014		2013	Fav (Unfav)
United States	15.8%	$2,875	17.5%	$2,993	-3.9%	14.9%	$8,676	17.6%	$9,388	-7.6%

Japan	26.3%	4,792	23.6%	4,040	18.6%	24.6%	14,349	25.2%	13,427	6.9%
China	16.0%	2,915	13.3%	2,275	28.1%	13.1%	7,675	12.3%	6,575	16.7%
Korea	6.0%	1,098	11.6%	1,982	-44.6%	9.7%	5,671	11.0%	5,851	-3.1%
Spain	6.5%	1,178	5.9%	1,012	16.4%	7.3%	4,270	6.5%	3,466	23.2%
France	4.5%	820	3.5%	595	37.8%	5.1%	2,956	3.2%	1,722	71.7%
Other	24.9%	4,510	24.6%	4,209	7.2%	25.4%	14,817	24.1%	12,842	15.4%
Total International Sales	84.2%	15,313	82.5%	14,113	8.5%	85.1%	49,738	82.4%	43,883	13.3%

Total Sales	100.0%	$18,188	100.0%	$17,106	6.3%	100.0%	$58,414	100.0%	$53,271	9.7%

Product Sales
Core products
ICLs	58.5%	$10,640	62.7%	$10,725	-0.8%	60.0%	$35,052	61.2%	$32,616	7.5%
IOLs	31.7%	5,763	31.1%	5,322	8.3%	32.2%	18,804	32.9%	17,533	7.3%
Total core products	90.2%	16,403	93.8%	16,047	2.2%	92.2%	53,856	94.1%	50,149	7.4%
Non-core products
Other	9.8%	1,785	6.2%	1,059	68.4%	7.8%	4,558	5.9%	3,122	46.0%
Total Sales	100.0%	$18,188	100.0%	$17,106	6.3%	100.0%	$58,414	100.0%	$53,271	9.7%

12

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

(in 000's)

Unaudited

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2014	2013	2014	2013
Net income (loss) - (as reported)	$(2,706)	$525	$(5,854)	$1,274
Less:
Manufacturing consolidation expenses	-	490	334	2,004
Spain distribution transition cost	-	-	-	442
Foreign currency impact	628	(226)	696	38
Fair value adjustment of warrants	-	-	-	(27)
Stock-based compensation expense	1,553	906	4,736	2,924
FDA panel/remediation expense	612	-	2,104	-
Net income - (adjusted)	$87	$1,695	$2,016	$6,655

Net income (loss) per share, basic - (as reported)	$(0.07)	$0.01	$(0.15)	$0.03
Manufacturing consolidation expenses	$-	0.01	$0.01	0.05
Spain distribution transition cost	$-	-	$-	0.01
Foreign currency impact	$0.02	(0.01)	$0.02	0.00
Fair value adjustment of warrants	$-	-	$-	(0.00)
Stock-based compensation expense	$0.04	0.02	$0.12	0.08
FDA panel/remediation expense	$0.02	-	$0.06	-
Net income per share, basic - (adjusted)	$0.00	$0.05	$0.05	$0.18

Net income (loss) per share, diluted - (as reported)	$(0.07)	$0.01	$(0.15)	$0.03
Manufacturing consolidation expenses	$-	0.01	$0.01	0.05
Spain distribution transition cost	$-	-	$-	0.01
Foreign currency impact	$0.02	(0.01)	$0.02	0.00
Fair value adjustment of warrants	$-	-	$-	(0.00)
Stock-based compensation expense	$0.04	0.02	$0.12	0.08
FDA panel/remediation expense	$0.02	-	$0.05	-
Net income per share, diluted - (adjusted)	$0.00	$0.04	$0.05	$0.17

Weighted average shares outstanding - Basic	38,369	36,750	38,044	36,552
Weighted average shares outstanding - Diluted	40,169	39,284	40,348	38,482

Note:  Net income per share (adjusted), basic and diluted, may not add up due to rounding

13

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
	GAAP Sales
	October 3,	Effect of	Constant	September 27,	As Reported		Constant Currency
	2014	Currency	Currency	2013	$ Change	% Change	$ Change	% Change
ICL	$10,640	$34	$10,674	$10,725	$(85)	-1%	$(51)	0%
IOL	5,763	228	5,991	5,322	441	8%	669	13%
Other	1,785	118	1,903	1,059	726	68%	844	80%
Total Sales	$18,188	$380	$18,568	$17,106	$1,082	6%	$1,462	9%

	Nine Months Ended
	GAAP Sales
	October 3,	Effect of	Constant	September 27,	As Reported		Constant Currency
	2014	Currency	Currency	2013	$ Change	% Change	$ Change	% Change
ICL	$35,052	$68	$35,120	$32,616	$2,436	8%	$2,504	8%
IOL	18,804	754	19,558	17,533	1,271	7%	2,025	12%
Other	4,558	239	4,797	3,122	1,436	46%	1,675	54%
Total Sales	$58,414	$1,061	$59,475	$53,271	$5,143	10%	$6,204	12%

14